FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2003

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	0-22613	93-0797222
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

One S.W. Columbia, Suite 1105

Portland, OR 97258

(Address of principal executive offices)

(503) 227-0554

Registrant’s telephone number, including area code

Item 5. Other Events.

Private Placement of Securities

AVI BioPharma, Inc. (Nasdaq: AVII), on December 4, 2003 announced that it had entered into definitive agreements with several institutional investors for the purchase of 3,246,753 shares of its common stock at $4.62 per share in a direct equity placement for gross proceeds to the company of $15 million. Investors also will receive five-year warrants to purchase 974,026 shares of common stock at an exercise price of $5.50 per share (“Purchase Warrant”).  The sale of the 3,246,753 shares of common stock was closed today, December 8, 2003.

In addition, the company has granted the investors additional investment right warrants to purchase up to an additional 1,623,377 shares of common stock at $4.62 per share(“Additional Investment Rights Warrant”). The additional investment right warrants are exercisable for 30 trading days after the closing of the transaction.

The securities are being sold pursuant to the company’s effective shelf registration statement.

Rodman & Renshaw, Inc., acted as the exclusive placement agent on the transaction. The placement agent will receive a sales commission of 7% of the amount raised, expense reimbursement of $15,000 and a Purchase Warrant equal to 7% of the number of shares sold in the offering up to 340,909 shares.

As part of the transaction the Company entered into a Securities Purchase Agreement containing customary representations and warranties and undertakings regarding the securities issued. Copies of the Securities Purchase Agreement, form of Purchase Warrant and form of Additional Investment Rights Warrant are being filed with this Form 8-K.

A copy of the press release dated December 4, 2003 issued by the Company regarding this financing is attached hereto as Exhibit No. 99.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibits

1. Press release dated December 4, 2003 issued by the Company.

2. Securities Purchase Agreement dated December 4, 2003 between the Company and certain purchasers (“SPA”).

3. Form of Additional Investment Rights Warrant issued by the Company to certain purchasers under the SPA and to the placement agent.

4. Form of Purchase Warrant issued by the Company to certain purchasers under the SPA.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on December 8, 2003.

AVI BioPharma, Inc.

By:	/s/ ALAN P. TIMMINS

Alan P. Timmins
President and Chief Operating Officer (Principal Operating Officer)

EXHIBIT INDEX

Exhibit No.	Document Description
10.48	Securities Purchase Agreement dated December 4, 2003 between the Company and certain purchasers (“SPA”).
10.49	Form of Warrant issued by the Company to certain purchasers under the SPA.
10.50	Form of Purchase Warrant issued by the Company to certain purchasers under the SPA and the placement agent
99.1	Press release dated December 4, 2003 issued by AVI BioPharma, Inc.